Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended March 31, 2009

Amsterdam, the Netherlands – May 6, 2009: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months ended March 31, 2009. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2009.

Highlights for the quarter ended March 31, 2009 as compared to the results for the same period last year (unless noted) include:

•                  Added 80,000 organic RGUs1 to finish the quarter at 16.0 million RGUs

•                  Posted 4th quarter of record organic digital cable additions

•                  Reported revenue of €861 million and operating cash flow (“OCF”)2 of €398 million

•                  Achieved rebased3 growth of 2% on revenue and 4% on OCF

•                  Realized an OCF margin4 of 46.2%, representing a 100 basis point improvement

•                  Generated operating income of €132 million, reflecting a 17% increase

•                  Extending the maturity of over €2.5 billion of debt to 2014-2018 from 2012-2014

Financial Results

As compared to the corresponding prior year period, revenue for the three months ended March 31, 2009, decreased 1% to €861 million. Our reported results for the quarter were adversely impacted by the strengthening euro relative to our non-euro functional currencies, with the exception of the Swiss franc. Adjusting for both foreign currency movements and acquisitions, we achieved rebased revenue growth of 2% in the first quarter of 2009 as compared to the respective prior year period, with our operations in Poland and Chile posting our highest growth rates.

Our consolidated rebased revenue growth rates have slowed in recent periods, as higher revenue from our subscription-based products has been tempered somewhat by competitive and economic factors that have led to ARPU5 compression and continued analog churn and, to a lesser extent, lower revenue from business-to-business services. Despite these headwinds, we continue to drive increases in ARPU per customer,6 as the ARPU per customer of our Chilean operation, VTR, increased 8% (in Chilean pesos) and that of our UPC Broadband Division (“UPC”) increased 2% (in euros) or an estimated 4%, excluding the effects of foreign currency movements.

During the first quarter of 2009, we increased our OCF to €398 million, a 1% increase over the comparable prior year period. This increase includes the positive effects of organic and acquisition-related growth that were largely offset by adverse foreign currency movements. Adjusting for both foreign currency movements and acquisition effects, we achieved rebased OCF growth of 4% for the first quarter of 2009 as compared to the same period in 2008. From a regional perspective, we attained rebased OCF growth of 4% in Western Europe, 2% in Central and Eastern Europe (“CEE”) and 7% in VTR. Similar to our 2008 results, our operations in Austria, Hungary and Romania continued to adversely impact our OCF results.

Our OCF margin for the three months ended March 31, 2009 increased to 46.2% from 45.2% for the three months ended March 31, 2008. This 100 basis point margin improvement stemmed from an OCF margin increase at UPC of 150 basis points, partially offset by a margin decline at VTR of 110 basis points. In particular, in our Western European operations, our OCF margin increased to 53.2% in the quarter from 51.3% in the first quarter of 2008, as all four countries, led by Switzerland and the Netherlands, posted improved margins. Additionally, at UPC, we managed to keep our central and corporate costs relatively constant on a year-over-year basis. As it pertains to VTR, the margin decline in the quarter resulted in part from the adverse impact of U.S. dollar-denominated programming contracts on VTR’s financial results.

Subscriber Statistics

At March 31, 2009, our consolidated subscriber base of 16.0 million RGUs consisted of a total of 9.8 million video, 3.7 million broadband internet and 2.5 million telephony service subscriptions. In terms of organic subscriber growth, we added 80,000 RGUs in the first quarter of 2009, driven by solid growth in our advanced services,7 especially digital cable. Ending the first quarter of 2009, nearly 60% of our RGUs were represented by a digital video, broadband internet or telephony service. Through organic gains and acquisitions, we increased our subscriber base by 464,000 RGUs over the last twelve months.

Our bundling metrics continue to develop favorably, driven by continued growth in our advanced services. For the quarter ended March 31, 2009, we added 462,000 advanced services organically, of which 245,000 were added in our CEE operations. As a result of our successful bundling programs, we have increased our consolidated triple-play customer base by 18% since March 31, 2008. Of our 10.4 million customers, 35% subscribe to more than one product.

As generally experienced in recent quarters, we realized an organic loss in video subscribers of 84,000 in the first quarter of 2009. A majority of these losses came from our more competitive markets in the Netherlands, Hungary and the Czech Republic, as we continue to face competition from low-priced DTT and DTH video services. We did, however, realize some improvement in our Romanian operation in the quarter, which was flat in terms of organic video additions following three straight quarters of significant losses.

For the fourth consecutive quarter, our digital cable organic growth reached a record level. We added 304,000 subscribers, a 115% increase over last year’s first quarter results. With 2.7 million digital cable subscribers at March 31, 2009, we have grown our base by more than 65% since the comparable period of 2008. As a result, our digital penetration8 increased to 29% from 17% in the last twelve months, marked by significant expansion across all operating entities. Of particular note, in the last year, VTR has increased its digital penetration from 26% to 48% and our CEE operations have increased their digital penetration from 5% to 20%. Our customer take-up of advanced digital video services, such as DVR, HD and VoD,9 also continues to grow meaningfully. In our European markets, approximately one in three of our digital cable customers is a DVR subscriber.

Our telephony and broadband internet products also performed reasonably well in the first quarter. We added 85,000 organic telephony additions in the first quarter of 2009, which was slightly below our 2008 quarterly average of 93,000, with Austria posting strong results in the quarter. With respect to broadband internet, we added 80,000 organic subscribers, as compared to our 2008 quarterly average of 102,000. This decline in broadband internet additions was due in part to slower growth in some of our more mature markets in Western Europe. However, with the upcoming completion of our EuroDOCSIS 3.0 deployment in the Netherlands, and subsequent 3.0 roll-outs across our other European markets, we expect to be well positioned to reinvigorate broadband growth. At March 31, 2009, our consolidated broadband internet and telephony penetration10 rates were 27% and 18%, respectively.

Summary of Third-Party Debt and Cash and Cash Equivalents

As of March 31, 2009, total third party debt was €7,895 million, while cash and cash equivalents (including restricted cash) totaled €411 million. The first quarter increase of €107 million in debt is primarily attributable to the strengthening U.S. dollar relative to the euro, as our non-euro debt borrowings are translated at the respective spot rate at period end.

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	As of March 31,	As of December 31,
	2009	2008
	in millions
UPC Broadband Holding Bank Facility	€6,412.0	€6,323.5
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016	300.0	300.0
VTR Bank Facility[11]	351.9	333.6
Other debt, including capital lease obligations	30.9	30.7
Total third party debt	€7,894.8	€7,787.8

Cash and cash equivalents	€56.6	€108.6
Restricted cash[12]	354.2	336.0
Total cash and cash equivalents including restricted cash	€410.8	€444.6

Borrowing Capacity & Covenant Calculations

As of March 31, 2009, UPC Holding had maximum undrawn commitments under Facilities I and L of the UPC Broadband Holding Bank Facility of €223 million, of which we estimate €217 million will be available to borrow upon completion of our first quarter bank reporting requirements. Based on the results for March 31, 2009 and subject to the completion of first quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.87x.13 The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.53x.13

Transaction Update

As part of our financing strategy, we seek to be proactive in managing our debt maturity schedule and have been very active in the capital markets in 2009, having completed and/or announced the following transactions:

•                  On March 25, 2009, we rolled €503 million of our €830 million redrawable Facility L due July 2012 into a new €267 million redrawable term loan due July 2014 (Facility Q) and a new €236 million term non-redrawable loan due December 2015 (Facility R).

•                  On April 27, 2009, we rolled an additional €97 million of Facility L into Facilities Q and R, such that Facilities Q and R now total €337 million and €263 million, respectively. Prior to the closing of this transaction, we borrowed the remaining availability in Facility L of €175 million;

•                  On April 30, 2009, we exchanged €184 million of our Senior Notes due 2014 (€115 million of our 7.75% Senior Notes and €69 million of our 8.63% Senior Notes) into new 9.75% Senior Notes due 2018. Additionally, we issued an aggregate principal amount of €66 million of additional Senior Notes due 2018, such that the combined issue totals €250 million aggregate principal amount of Senior Notes; and

•                  We are in the process of closing the roll-over of a portion of our Facilities M and N due 2014. We had initially targeted to roll-over $750 million of these facilities, but due to overwhelming support from our lender base, which resulted in an over-subscription of approximately seven times, we were able to upsize the transaction. We currently expect to roll €1.67 billion of our €3.89 billion Term Loan M Facility and $500 million of our $1.9 billion Term Loan N Facility, both due December 2014, into two new non-redrawable term loans due December 2016 (Facilities S and T).

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2009:

		As of March 31, 2009
Facility	Final maturity	Interest rate[14]	Facility amount		Unused borrowing capacity	Outstanding principal amount
			in millions

Facility I	April 1, 2010	E + 2.50%	€48	[15]	€48	€—
Facility L	July 3, 2012	E + 2.25%	€327	[16]	175	152
Facility M	Dec. 31, 2014[17]	E + 2.00%	€3,890		—	3,890
Facility N	Dec. 31, 2014[17]	L + 1.75%	$1,900		—	1,436
Facility O	July 31, 2013	SR + 2.75%	HUF 5,963 / PLN115		—	44
Facility P	Sept. 2, 2013	L + 2.75%	$512		—	387
Facility Q	July 31, 2014[18]	E + 2.75%	€267		—	267
Facility R	Dec. 31, 2015[18]	E + 3.25%	€236		—	236

Total					€223	€6,412

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2009, adjusted for the transactions discussed above which occurred, or are expected to occur, subsequent to March 31, 2009:

		As of March 31, 2009, As Adjusted for Subsequent Transactions
Facility	Final maturity	Interest rate[14]	Facility amount		Unused borrowing capacity	Outstanding principal amount
			in millions

Facility I	April 1, 2010	E + 2.50%	€48	[15]	€48	€—
Facility L	July 3, 2012	E + 2.25%	€230	[16]	—	230
Facility M	Dec. 31, 2014[17]	E + 2.00%	€2,220		—	2,220
Facility N	Dec. 31, 2014[17]	L + 1.75%	$1,400		—	1,058
Facility O	July 31, 2013	SR + 2.75%	HUF 5,963 / PLN115		—	44
Facility P	Sept. 2, 2013	L + 2.75%	$512		—	387
Facility Q	July 31, 2014[18]	E + 2.75%	€337		—	337
Facility R	Dec. 31, 2015[18]	E + 3.25%	€263		—	263
Facility S	Dec. 31, 2016[19]	E + 3.75%	€1,670		—	1,670
Facility T	Dec. 31, 2016[19]	L + 3.50%	$500		—	378

Total					€48	€6,587

Subsequent Event – Announcement to Sell Slovenian Operations

In April 2009, one of our subsidiaries entered into an agreement to sell 100% of the stock of the holding company of our Slovenian cable operations to Mid Europa Partners for a cash purchase price of €119.5 million, subject to working capital adjustments. Consummation of the sale is subject to customary closing conditions, including conditions precedent to the funding of Mid Europa Partner’s financing commitments and the receipt of regulatory approval.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of March 31, 2009, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10.4 million customers in 11 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, and our liquidity and access to capital markets, including our borrowing availability and ability to complete the extension of our debt maturities; the timing and impact of our roll-out of advanced products and services, including our EuroDOCSIS 3.0 deployment; our insight and expectations regarding competitive and economic factors in our markets; our ability to complete the sale of our Slovenian cable operation and the impact of other M&A activity on our operations and financial performance; and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive and economic factors, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

UPC Holding is required under the terms of the indentures for its Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2009 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of May 2009, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9447
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

1

Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[2]	Please see page 9 for our definition of operating cash flow and a reconciliation to operating income.
[3]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results and (ii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 7 for information on rebased growth.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]

ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. The amount is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs for the period.

[6]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. It is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. The growth rate for ARPU per customer relationship for UPC is not adjusted for currency impacts, unless otherwise noted.

[7]	Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.
[8]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
[9]	The following abbreviations are defined as follows: DVR refers to a digital video recorder; HD refers to high definition; and VoD refers to video-on-demand.
[10]	Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.
[11]

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

[12]	Of this amount, €352 million and €334 million of restricted cash as of March 31, 2009 and December 31, 2008, respectively, relates to our VTR Bank Facility.
[13]

Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

[14]

The interest rate references are as follows: (i) E refers to EURIBOR; (ii) L refers to LIBOR; and (iii) for Facility O, the applicable interest payable is 2.75% per annum plus the specified percentage rate (“SR”) per annum determined by the Polish Association of Banking Dealers - Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

[15]

The total committed facility amount of Facility I is €250 million, however, €202 million has been novated to Liberty Global Europe B.V., which is a direct subsidiary of UPC Broadband Holding, and therefore, third party commitments were €48 million.

[16]

The total committed facility amount of Facility L is €830 million, however, €503 million has been novated to Liberty Global Europe B.V., and therefore, third party commitments were €327 million at March 31, 2009. Subsequent to March 31, 2009, the remaining third party commitments were reduced to €230 million in connection with the roll of additional commitments into Facilities Q and R.

[17]

The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

[18]

The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

[19]

The final maturity date for Facilities S and T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

Selected Financial Data

The following tables present preliminary revenue and operating cash flow data by reportable segment for the three months ended March 31, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At March 31, 2009, our operating segments in UPC Holding provided services in eleven countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC.  Instead, we present these costs within the individual operating segments of UPC.  Segment information for all periods presented has been restated to reflect the reclassification of these costs.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three months ended March 31, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 in our rebased amounts for the three months ended March 31, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2009 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2008 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2009. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2008 include four small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2009 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€204.5	€200.7	€3.8	1.9%	1.9%	—
Switzerland	182.5	168.2	14.3	8.5%	1.6%	—
Austria	87.8	93.2	(5.4)	(5.8)%	(5.8)%	—
Ireland	61.1	58.9	2.2	3.7%	3.7%	—
Total Western Europe	535.9	521.0	14.9	2.9%	0.6%	0.5%
Hungary	58.5	66.7	(8.2)	(12.3)%	(0.7)%	—
Other Central and Eastern Europe	145.9	156.7	(10.8)	(6.9)%	5.3%	—
Total Central and Eastern Europe	204.4	223.4	(19.0)	(8.5)%	3.5%	2.4%
Central and corporate operations	1.1	1.3	(0.2)	(15.4)%	(15.4)%	—
Total UPC Broadband Division	741.4	745.7	(4.3)	(0.6)%	1.5%	1.0%
VTR (Chile)	119.4	124.4	(5.0)	(4.0)%	9.6%	9.6%
Total UPC Holding	€860.8	€870.1	€(9.3)	(1.1)%	2.6%	2.1%

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€117.0	€110.8	€6.2	5.6%	5.6%	—
Switzerland	100.1	88.1	12.0	13.6%	6.2%	—
Austria	44.4	45.6	(1.2)	(2.6)%	(2.6)%	—
Ireland	23.5	22.6	0.9	4.0%	4.0%	—
Total Western Europe	285.0	267.1	17.9	6.7%	4.3%	4.2%
Hungary	29.4	34.2	(4.8)	(14.0)%	(2.7)%	—
Other Central and Eastern Europe	74.8	79.5	(4.7)	(5.9)%	6.2%	—
Total Central and Eastern Europe	104.2	113.7	(9.5)	(8.4)%	3.5%	2.4%
Central and corporate operations	(38.1)	(38.2)	0.1	0.3%	(2.3)%	—
Total UPC Broadband Division	351.1	342.6	8.5	2.5%	4.2%	3.9%
VTR (Chile)	47.0	50.4	(3.4)	(6.7)%	6.7%	6.7%
Total	€398.1	€393.0	€5.1	1.3%	4.5%	4.2%

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating charges or credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below.

	Three months ended March 31,
	2009	2008
	in millions
Total segment operating cash flow	€398.1	€393.0
Stock-based compensation expense	(3.4)	(8.4)
Related party fees and allocations, net	5.7	0.7
Depreciation and amortization	(265.1)	(270.3)
Impairment, restructuring and other operating charges, net	(3.6)	(2.7)
Operating income	€131.7	€112.3

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended March 31,
	2009	2008
	in millions
UPC Broadband Division:
The Netherlands	€25.5	€41.7
Switzerland	54.1	28.8
Austria	20.2	11.4
Ireland	22.4	16.4
Total Western Europe	122.2	98.3
Hungary	11.2	17.7
Other Central and Eastern Europe	37.2	44.9
Total Central and Eastern Europe	48.4	62.6
Central and corporate operations	19.7	17.9
Total UPC Broadband Division	190.3	178.8
VTR (Chile)	33.4	31.2
Total UPC Holding	€223.7	€210.0

Operating Data Table

	Operating Data – March 31, 2009 - UPC Holding B.V. Consolidated
		Two-way			Video					Internet		Telephony
	Homes Passed (1)	Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	2,748,100	2,642,900	2,015,900	3,291,100	1,342,600	670,500	—	—	2,013,100	2,642,900	689,100	2,578,100	588,900
Switzerland(13)	1,874,300	1,348,800	1,591,600	2,350,200	1,197,900	359,300	—	—	1,557,200	1,538,800	485,200	1,536,800	307,800
Austria	1,148,600	1,148,600	731,200	1,233,300	351,200	197,000	—	—	548,200	1,148,600	427,200	1,148,600	257,900
Ireland	876,500	527,400	549,700	675,400	205,600	240,000	—	83,600	529,200	527,400	111,400	418,700	34,800
Total Western Europe	6,647,500	5,667,700	4,888,400	7,550,000	3,097,300	1,466,800	—	83,600	4,647,700	5,857,700	1,712,900	5,682,200	1,189,400
Hungary	1,209,500	1,183,800	939,300	1,388,900	543,200	107,400	181,800	—	832,400	1,183,800	323,500	1,186,300	233,000
Romania	2,069,800	1,700,400	1,263,600	1,640,300	961,000	147,300	155,400	—	1,263,700	1,575,000	245,300	1,513,200	131,300
Poland	1,999,100	1,804,000	1,085,300	1,585,000	896,300	122,600	—	—	1,018,900	1,804,000	410,500	1,788,400	155,600
Czech Republic	1,304,600	1,194,800	786,600	1,132,700	217,400	334,600	116,600	—	668,600	1,194,800	328,200	1,182,900	135,900
Slovakia	486,200	407,100	295,000	366,100	216,400	35,100	30,900	5,200	287,600	372,600	55,900	372,600	22,600
Slovenia	225,600	170,800	158,500	244,700	140,300	14,200	—	4,000	158,500	170,800	57,200	170,800	29,000
Total Central and Eastern Europe	7,294,800	6,460,900	4,528,300	6,357,700	2,974,600	761,200	484,700	9,200	4,229,700	6,301,000	1,420,600	6,214,200	707,400
Total UPC Broadband Division	13,942,300	12,128,600	9,416,700	13,907,700	6,071,900	2,228,000	484,700	92,800	8,877,400	12,158,700	3,133,500	11,896,400	1,896,800

VTR (Chile)	2,540,300	1,830,900	1,031,200	2,086,800	460,100	422,900	—	—	883,000	1,830,900	605,500	1,816,400	598,300

Total UPC Holding	16,482,600	13,959,500	10,447,900	15,994,500	6,532,000	2,650,900	484,700	92,800	9,760,400	13,989,600	3,739,000	13,712,800	2,495,100

Footnotes to Operating Data Table:

(1)

Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 504,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 35,500 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 79,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 39,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2009 subscriber table is based on December 31, 2008 data. In our March 31, 2009 subscriber table, Cablecom’s partner networks account for 82,400 Customer Relationships, 116,300 RGUs, 48,100 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 41,700 Internet Subscribers, and 26,500 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries.  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.  On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.